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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

MetaSolv, Inc., as Administrator
MetaSolv, Inc. Employee Stock Purchase Plan:

We consent to incorporation by reference in the registration statement (No. 333-91435) on Form S-8 of MetaSolv, Inc. of our report dated March 26, 2002 relating to the statements of financial condition of the MetaSolv, Inc. Employee Stock Purchase Plan as of December 31, 2001, and 2000, and the related statements of operations and changes in participants' equity for the years then ended and the period from August 24, 1999 (inception) to December 31, 1999, which report appears in the December 31, 2001, annual report on Form 11-K of MetaSolv, Inc. Employee Stock Purchase Plan.

                                   /s/KPMG LLP

Dallas, Texas
March 28, 2002